EXHIBIT 10.1

Transactions Relating to the Common Stock of the Issuer During the Past Sixty (60) Days

The following table sets forth all transactions relating to the Common Stock of the Issuer that were effected during the past sixty (60) days by the applicable Reporting Person.

Reporting Person Name	Date of Event	Type of Transaction	Number of Shares	Price Per Share	Footnote
FLS X	1/23/2026	Merger	159,277	-	(1)
FLS XI	1/23/2026	Merger	286,698	-	(1)
FLSPF	1/23/2026	Common Stock Warrant Purchase	536,412	$68.4799	(2)
FLS X	1/23/2026	Common Stock Purchase	131,425	$68.48	(2)
FLS XI	1/23/2026	Common Stock Purchase	244,232	$68.48	(2)
FLS XII	1/23/2026	Common Stock Purchase	62,931	$68.48	(2)

(1)

On December 6, 2025, the Issuer entered into a merger agreement with Bluejay Therapeutics, Inc. (the “BlueJay”), which resulted in BlueJay becoming a wholly owned subsidiary of the Issuer (the “BlueJay Merger”).  Both FLS X and FLS XI were stockholders of BlueJay and received these shares of the Issuer’s Common Stock as a result of the BlueJay Merger.

(2)

On December 7, 2025, FLSPF, FLS X, FLS XI and FLS XII entered into a Subscription Agreement with the Issuer, pursuant to which they agreed to purchase shares and/or pre-funded warrants to purchase shares of the Issuer’s Common Stock immediately following the consummation of the BlueJay Merger.